U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

Venture Lending & Leasing VI, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-00799	27-1682622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

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Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed, on January 14, 2011, Venture Lending & Leasing VI, Inc. (the “Fund”) entered into agreements with Union Bank, N.A. that established a secured revolving loan facility (the “Loan Agreement”) in an initial amount of up to $40,000,000.  On May 26, 2011, the Fund increased the size of the amount available under the Loan Agreement to $60 million.  On September 23, 2011, the Fund entered into agreements with Union Bank, N.A., Wells Fargo Bank, N.A. and Bank Leumi USA (the “Lenders”) that amended and restated the Loan Agreement in its entirety, and increased the size of the facility to $160 million.  The Loan Agreement, as amended and restated on September 23, 2011, expired on September 23, 2014. On that date, the Fund entered into agreements with the Lenders to extend the Loan Agreement through September 30, 2014, with unchanged terms. On or before September 30, 2014, the Fund is expected to enter into agreements with the Lenders to amended and restate the Loan Agreement in its entirety on new terms. As of September 25, 2014, approximately $113,850,000 was outstanding under the Loan Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING VI, INC.
(Registrant)

By: /s/ Maurice C. Werdegar	By: /s/ Martin D. Eng
Maurice C. Werdegar	Martin D. Eng
President and Chief Executive Officer	Chief Financial Officer

Date: September 29, 2014	Date: September 29, 2014

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